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                                                             EXHIBIT 99.B9(b)





                                AGENCY AGREEMENT


             This agreement is made and entered into as of this 15th day of November, 1993 (the "Agreement"), by and between VARIABLE INSURANCE PRODUCT TRUST, a registered diversified management investment company established in the State of Delaware (the "Fund"), and Wells Fargo Bank, N.A., national association ("Agent"), for transfer agency and dividend disbursing services as follows:

       I.    SERVICES.

             A. Appointment of Agent. The Fund hereby appoints Agent as its transfer and dividend disbursing agent for each of its investment portfolios and Agent accepts such appointment.

             B. Description of Services. As consideration for the compensation hereinafter described in Section I(C), Agent agrees to provide the Fund with the facilities and services described and set forth on Schedule A attached hereto and incorporated herein by reference.

             C.   Compensation.  As consideration for the services described in
Section I(B), above, the Fund shall pay to Agent an annual fee of 0.05% of the Fund's average net assets.

       II. EXPENSES. The Fund shall promptly reimburse Agent for all reasonable out-of-pocket expenses incurred by Agent in connection with the performance of services under this Agreement, including, without limitation, the following:

             A. Postage, including first class mail insurance in connection with mailing share certificates, express delivery, etc.;

             B. Envelopes, check forms, continuous forms, forms for reports and statements, stationery and other similar supplies;

             C.   Fees and costs of outside legal counsel employed by Agent;

             D. Banking services, fees, and costs for wire transfers, deposit accounts, etc.;

             E.   Expenses of fidelity and liability insurance and bonding;

             F. Fees and costs relating to the use, licensing, development or implementation of data processing software used by or for the Fund;

             G.   Data transmission expenses;

             H.   Costs and microfilm/microfiche; and

             I.   Costs for telephone lines and equipment.

       III. TERM. This Agreement shall become effective as of the date first above written and shall continue until terminated pursuant to its provisions.




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       IV.   INSURANCE.  Agent agrees to procure and maintain such fidelity bond coverage as may be required by the Investment Company Act of 1940 (the "1940 Act"), in the amounts and with such deductibles as are required by or permitted under the 1940 Act, as it may be amended from time to time.

       V.    REGISTRATION AND COMPLIANCE.

             A. Agent represents that it is registered as a transfer agent with the Securities and Exchange Commission ("SEC") pursuant to Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, and Agent agrees to maintain said registration current and comply with all of the requirements of the Exchange Act, rules and regulations during the term of this Agreement.

             B. The Fund represents that it is a diversified management investment company registered with the SEC in accordance with the 1940 Act and the rules and regulations promulgated thereunder. The Fund is authorized to offer and sell its shares pursuant to the 1940 Act, the Securities Act of 1933 ("1933 Act") and the rules and regulations promulgated thereunder. The Fund will furnish Agent with a list of those jurisdictions in the United States and elsewhere in which it is authorized to offer and sell its shares to the general public and will maintain the currency of such list by amendment. The Fund agrees promptly to advise Agent of any change in or limitation upon its authority to carry on business as an investment company pursuant to the 1940 Act, the Exchange Act and the 1933 Act and the statutes, rules and regulations of each and every jurisdiction to which it is subject.

       VI. DOCUMENTATION. The Fund and Agent shall each supply to the other upon request such documentation as is required by them to carry out their respective obligations under this Agreement including, but not limited to, articles or incorporation, bylaws, codes of ethics, registration statements, permits, financial reports, third party audits, certificates of authority, computer tapes and related items.

       VII. PROPRIETARY INFORMATION. It is agreed that all records and documents, excepting computer data processing programs and any related documentation used or prepared by, or on behalf of Agent for the performance of its services hereunder, are the property of the Fund and shall be open to audit or inspection by the Fund or its agents during the normal business hours of Agent, shall be maintained in a manner designed to preserve the confidentiality thereof and to comply with applicable federal and state laws and regulations, and shall, in whole or any specified part, be surrendered to the Fund or its duly authorized agents upon receipt by Agent of reasonable notice of and request therefor.

       VIII. INDEMNITY. The Fund shall indemnify and hold Agent harmless against any losses, claims, damages, liabilities or expenses (including reasonable attorney's fees and expenses) resulting from any claim, demand, action or suit brought by any person other than the Fund (including a shareholder naming the Fund as a party) and not resulting from Agent's bad faith, willful misfeasance, reckless disregard of its obligations and duties, gross negligence or breach of this Agreement, and arising out of, or in connection with:

             A.   Agent's performance hereunder;

             B. Any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm or microfiche copies) delivered, or caused to be delivered, by the Fund to Agent in connection with this Agreement;



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             C.   Bad faith, willful misfeasance, reckless disregard of its
obligations and duties or negligence of the Fund, or Agent's acting upon any instructions reasonably believed by it to have been properly executed or communicated by any person duly authorized by the Fund;

             D. Agent's acting in reliance upon advice given by counsel for Agent or upon advice reasonably believed by it to have been given by counsel for the Fund; or

             E. Agent's acting in reliance upon any instrument reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person(s) in accordance with the currently effective certificate(s) of authority delivered to Agent by the Fund.

                  In the event that Agent requests the Fund to indemnify or hold it harmless hereunder, agent shall use its best efforts to inform the Fund of the relevant facts concerning the matter in question. Agent shall use reasonable care to identify and promptly notify the Fund concerning any matter which presents, or appears likely to present, a claim for indemnification against the Fund.

                  The Fund shall have the election of defending Agent against any claim which may be the subject of indemnification hereunder. In the event the Fund so elects, it will so notify Agent and thereupon the Fund shall take over defense of the claim, and (if so requested by the Fund) Agent shall incur no further legal limit or other expenses related thereto for which it would be entitled to indemnify hereunder; provided, however, that nothing herein contained shall prevent Agent from retaining, at its own expense, counsel to defend any claim. Except with the Fund's prior consent, Agent shall in no event confess any claim or make any compromise in any matter in which the Fund will be asked to indemnify or hold harmless hereunder.

       IX.   LIABILITY

             A. Damages. Agent shall not be liable to the Fund, or any third party, for punitive, exemplary, indirect, special or consequential damages (even if Agent has been advised of the possibility of such damages) arising from its obligations and the services provided under this Agreement, including but not limited to loss of profits, loss of use of the shareholder accounting system, cost of capital and expenses of substitute facilities, programs or services.

             B. Force Majeure. Anything in this Agreement to the contrary notwithstanding, Agent shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts or civil or military authority, national emergencies, work stoppage, fire, flood, catastrophe, earthquake, acts of God, insurrection, war, riot, data processing and communications downtime (where such downtime occurs for reasons other than Agent's gross negligence or willful misconduct) or interruption of power supply.

       X. AMENDMENT. This Agreement and the Schedules attached hereto and made a part hereof may be amended at any time, with or without shareholder approval (except as otherwise required by law), in writing signed by each of the parties hereto. Any change in the Fund's registration statements or other documents of compliance or in the forms relating to any plan, program or service offered by its current prospectuses which would require a change in Agent's obligations hereunder shall be subject to Agent's approval, which approval shall not be unreasonably withheld.

       XI. TERMINATION. This Agreement may be terminated by either party without cause upon one hundred twenty (120) days prior written notice to the other, and at any time for cause in the event that such





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cause remains unremedied for more than thirty (30) days after receipt by the other party of written specification of such cause.

             In the event the Fund designates a successor to any of Agent's obligations hereunder, Agent shall, at the expense and pursuant to the direction of the Fund, transfer promptly to such successor all relevant books, records and other data of the Fund in the possession or under the control of Agent.

       XII. SEVERABILITY. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then such clause or provision shall be considered severed herefrom and the remainder of this Agreement shall continue in full force and effect.

       XIII. RECORDS. The Trust shall own and control all records generated on behalf of the Trust as a result of services provided under this Agreement. In addition, the Trust shall have the right to inspect, audit, and/or copy all records pertaining to the performance of services under this Agreement.

       XIV. APPLICABLE LAW. This Agreement shall be subject to and construed in accordance with the laws of the State of California.

       XV. ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire and complete agreement of the parties hereto relating to the subject matter hereof and supersedes and merges all prior contracts and discussions between the parties.

       XVI. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

VARIABLE INSURANCE                       WELLS FARGO BANK, N.A.
PRODUCT TRUST


By:  /s/Richard H. Blank, Jr.            By:  /s/Robert Chlebowski
     -----------------------                  --------------------

Name:  Richard H. Blank, Jr.             Name:  Robert Chlebowski
       ---------------------                    -----------------

Title:  Chief Operating Officer          Title:  Senior Vice President
        -----------------------                 ----------------------


                                         By:  /s/Henry J. Cavigli
                                              -------------------

                                         Name:  Henry J. Cavigli
                                                ----------------

                                         Title:  Vice President
                                                 --------------





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                                   SCHEDULE A
                              SCHEDULE OF SERVICES

       1 .   Share Transfer and Dividend Disbursing Services

               A. Maintenance of shareholder accounts, including processing of new accounts.

               B. Posting address changes and other file maintenance for shareholder accounts.

               C. Posting all transactions to the shareholder file, including:

                    -      Direct purchase
                    -      Wire order purchases
                    -      Direct redemptions
                    -      Telephone redemption
                    -      Wire order redemption
                    -      Direct exchanges
                    -      Dividend payments
                    -      Dividend reinvestments
                    -      Transfers

               D. Prepare daily reconciliations of shareholder processing to money movement instructions.

               E.   Issuing all checks and stopping and replacing checks.

               F.   Performing certain of the Fund's other mailings, including:

                    -      Dividend and capital gain distributions
                    -      1099/year-end shareholder reporting
                    -      Daily confirmations
                    - Furnish certified list of shareholders (hard copy of microfilm)

               G. Maintaining and retrieving all required past history for shareholders and provide research capabilities as follows:

                    - Daily monitoring of all processing activity to verify back-up documentation
                    -      Provide exception reports
                    -      Microfilming
                    - Storage, retrieval and archive of records in accordance with Rules 31a-1, 31a-2, and 31a-3 under the 1940 Act.

               H. Reporting and remitting as necessary for state escheat requirements.





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                                   SCHEDULE B

                       SHAREHOLDER SERVICES FEE SCHEDULE


A.    Account Maintenance Fees:

      Open accounts daily dividend fixed NAV - $16.75 per account per year.

      Open accounts monthly dividend variable NAV - $14.25 per account per year for the first 10,000 accounts per fund. $13.25 per account for each account over $10,000.

      Open accounts monthly dividend - $13.00 per account per year for the first 10,000 accounts per fund. $12.00 per account for each account over $10,000.

      Open accounts quarterly or semi-annual dividend - $12.00 per account per year for the first 10,000 accounts per fund. $11.00 per account for each account over $10,000.

      Closed account all funds - $2.25 per account per year.

B.    Processing Fees:

      12(b)1 processing $.25 per account per payment cycle.

      Set up new accounts - $2.50 per new account established.

      Sales reporting - $250.00 per month per fund utilizing sales reporting.

      Transaction processing fee per transaction - $.50 per subsequent account purchase, redemption or exchange excluding those transactions made via fund drafts, audio response, systematic withdrawal plans or pre-authorized check plans.

C.    Base Fee:

      There is a monthly base fee of $500.00 per fund per month.

D.    Minimum Fee:

      There is a monthly minimum fee of $3,000 per fund/portfolio.

E.    Miscellaneous:

      Fiduciary trustee fees - $10.00 per account per year.

      Audio response fee - If audio response is utilized by a fund, the annual open account maintenance fee increases by $.10 per year, the minimum monthly fee increases by $250.00 and there is a charge of $.12 per call utilizing the system.


F.    Notes to Fee Schedule:





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      a.  For fee calculation purposes, a series fund is treated as multiple funds. For example, a three portfolio series fund would be treated as three separate funds when calculating set-up for minimum base fees.

      b. Annual maintenance fees are payable monthly at 1/12th of the annual stated rate.

      c. The above schedules do not include out-of-pocket expenses that would be incurred by Wells Fargo Bank on the Fund's behalf. Examples of out-of-pocket expenses include pricing services, forms, postage, outside mailing services, magnetic tapes, bank wire charges, microfilm/microfiche, etc.

      d. The fees stated above are exclusive of terminal equipment required in the Client's location(s) and communication line costs.

      e. Each month Wells Fargo Bank bills service fees and out-of-pocket expenses separately. The bills are mailed on approximately the 10th and 20th, respectively, of each month. Ten days after the mailing date of the invoice, Wells Fargo Bank will automatically debit the Fund's custody account for the amount of the fees or expenses due.

      f. Any fees not paid within 45 days of the date of the original invoices will be charged a late payment fee of 1% per month until payment of the fees are received by Wells Fargo Bank.

      g. Wells Fargo Bank will provide a credit against service fees based upon 85% of the average 91 day Treasury Bill Index applied to the average cash balances in the Fund's Custodial Account. The balance credit will be calculated monthly and carried forward from month to month. Any excess credit remaining at year-end (December 31) will not be carried forward.

G.    Fee Waivers:

      Wells Fargo Bank agrees to waive all shareholder servicing fees, including out-of-pocket expenses, for any fund with less than $20,000,000 in net assets.





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